Exhibit 4.17
OFFICE LEASE CONTRACT
This Office Lease Contract (hereinafter referred to as the “Contract”) is hereby entered into by the following parties in Shanghai, the People’s Republic of China.
Lessor: Shanghai Jiante Biotechnology Co., Ltd. (hereinafter referred to as “Party A”)
Address: District A, 139 Rongmei Road, Zhongshan Street, Songjiang District, Shanghai
Tel: 021-31318088
Fax: 021-31318088
Lessee: Shanghai Zhengtu Information Technology Co., Ltd. (hereinafter referred to as “Party B”)
Address: Room 708, No. 29 Building, 396 Guilin Road, Shanghai
Tel: 021-33979999
Fax: 021-64518006
This Contract is made by and between the parties with respect to leasing certain premises in accordance with the Contract Law of the People’s Republic of China and the Shanghai Regulations on Leasing of Housing Premises (the “Regulations”) under the principles of equality, free will and good faith
1.	Representations and Warranties

Unless otherwise stipulated in this Contract, each party hereby represents and warrants to the other party:
(1)	that such party holds the legal qualifications to sign and perform its obligations under this Contract, including civil rights and civil capacity; such party clearly understands its rights, duties and responsibilities under this Contract; and such party is willing to enter into this Contract and strictly enforce the terms of this Contract;

(2)	that such party has completed all internal procedures and obtained all necessary approvals in order to enter into this Contract; and

(3)	that the terms of this Contract and the performance of such party’s obligations under this Contract do not conflict with the terms of any agreement of such party with a third party as of the date hereof.
2.	Premises
2.1	The premises that Party A shall lease to Party B is located at 988 Zhongkai Road, Zhongshan Street, Songjiang District, Shanghai (the “Leased Premises”). The Leased Premises include a main building, a side building and staff apartments. The gross floor area of the main building and the side building is 7516.34 square meters, and the number of apartments is 91.

2.2	As the lawful owner of the Leased Premises, Party A has notified Party B that the Leased Premises are not encumbered by any mortgages.

3.	Purpose
3.1	Party B hereby undertakes to Party A that Party B shall use the Leased Premises exclusively for business purposes and abide by the relevant regulations of Shanghai and China governing the use of office premises and environmental protection when conducting its business activities on the Leased Premises within the permitted scope for such activities.

3.2	Party B undertakes that during the term of this Contract Party B shall not change the purpose for which the Leased Premises shall be used as specified above without the written consent of Party A or, if applicable, approval from the relevant government authorities.
4.	Date of Delivery and Term of Lease
4.1	The parties agree that the term of lease shall be from January 1, 2011 to December 31, 2011.

4.2	Party A shall have the right to take back, and Party B shall return, the Leased Premises upon expiration of the term. If Party B wishes to continue to lease the Leased Premises, Party B shall provide Party A with a written extension request three (3) months prior to the expiration of the term. Party A shall reply to such written extension request within fifteen (15) days of receipt thereof. If Party A agrees to extend the lease, the parties shall execute a new lease agreement.
5.	Payment Mode and Term of Rental
5.1	The parties agree that the monthly rental fee shall be 1,000,000RMB/month.

5.2	Party B shall pay the monthly rental fee to Party A at least fifteen (15) days prior to the beginning of the month for which such rental fee applies.

5.3	In the event that Party B fails to pay the monthly rental fee to Party A when such fee is due, Party B shall pay Party A a penalty equal to 0.01% of the daily rental fee for each day of delay.
6.	Use and Maintenance of the Leased Premises
6.1	If Party B discovers any normal damages or defects on the Leased Premises and/or auxiliary facilities thereof during the term, Party B shall promptly notify Party A of such damages or defects. Party B shall cooperate with the repair efforts of Party A, otherwise Party B shall be responsible for the cost of any damages that result from such lack of cooperation.

6.2	Party B shall use commercially reasonable efforts to protect the Leased Premises and auxiliary facilities thereof from damage during the term. Any damage or anomaly to the Leased Premises and/or any auxiliary facilities thereof due to the improper or unreasonable use thereof by Party B shall be repaired and restored by Party B at the cost of Party B.

6.3	Party A shall ensure that the Leased Premises and auxiliary facilities thereof remain in normal, serviceable and safe condition during the term. Party A shall provide repair or maintenance services for the Leased Premises, and in connection with the provision of such services, Party B shall ensure its cooperation. Party A shall use commercially reasonable efforts to minimize the impact of such repair or maintenance services on the normal business operations of Party B.

6.4	Party B shall maintain the current state of the auxiliary facilities during the term. In the event that Party B would like to modify or improve the Leased Premises, Party B shall obtain the written consent of Party A before making such modifications or improvements and, if applicable, shall reported such modifications and improvements to the relevant government authorities for approval before they are implemented.

6.5	If Party B modifies the Leased Premises with the consent of Party A, Party B shall be responsible for restoring the building structures and safety facilities to their original condition upon the termination or expiration of the Contract.

6.6	During the lease term, Party B shall complete the internal business management system and the safety manufacture management system to properly manage its products and office facilities. In addition, Party B shall cooperate with Party A in connection with the security services provided by Party A.
7.	Condition of Leased Premises Upon Return
7.1	Unless the parties agree to extend the lease term and execute a new lease contract, Party B shall return the Leased Premises to Party A on the date upon which this Contract expires. If the Leased Premises are returned after such date without the consent of Party A, Party B shall pay Party A a penalty in the amount set forth in Article 5.1 for each day of delay.

7.2	Party B shall return the Leased Premises to Party A in such a condition as reflects normal and proper use thereof during the term. Party A shall examine the Leased Premises upon their return by Party B and if such Leased Premises are not in the required condition, the parties shall use reasonable efforts to agree upon costs and expenses payable by each party in connection with the repair of the Leased Premises.

7.3	Party A shall have the right to take back the Lease Premises upon termination or expiration of this Contract.
8.	Sublet and Transfer

Unless Party A otherwise agrees, Party B shall not sublet or assign the Leased Premises in part or in whole to any third party without the prior written consent of Party A during the term.
9.	Termination of the Contract
9.1	The parties agree that this Contract may be terminated during the term in any of the circumstances set forth in this Article 9.1 upon thirty (30) days prior written notice issued by the terminating party to the other party. During such thirty (30) day termination notice period, both parties shall use reasonable efforts to settle any outstanding costs and arrange for the return of the Leased Premises. The termination conditions in this Article shall not affect the settlement of fees, return of the Lease Premises or compensation for damages.
(1)	The Contract cannot be performed due to an event of force majeure;

(2)	The Leased Premises are included into the scope of demolition to accommodate the needs of urban construction or safety control;

(3)	A party is unable to perform its obligations under the Contract due to bankruptcy, liquidation, dissolution or any similar proceedings; or

(4)	Both parties agree to terminate the Contract.
9.2	The parties agree that the non-breaching party may terminate this Contract by a written notice in any of the circumstances set forth in this Article 9.2, and the breaching party shall pay the non-breaching party a penalty equal to 10% of the monthly rental. Where any loss incurred to the non-breaching party is not fully covered by such penalty amount, the breaching party shall pay to the non-breaching party the difference between the loss and the penalty amount.
(1)	Party A fails to deliver the Leased Premises within the specified time limit and such failure continues for ten (10) days following notification of the same by Party B;

(2)	Party B changes the purpose for which the Leased Premises shall be used without the written consent of Party A;

(3)	The Leased Premises is damaged due to causes attributable to Party B;

(4)	Party B sublets or exchanges with others the Leased Premises without the written consent of Party A;

(5)	The rental fees payable by Party B are overdue for more than one month;

(6)	Party B conducts illegal activities on the Leased Premises; or

(7)	Party B fails to perform its obligations under the Contract and such failure continues for a period of ten (10) days following notification of the same by Party A.
9.3	Party A shall be entitled to take back the Leased Premises upon exercising its termination rights. Party B shall vacate the Leased Premises within ten (10) days after receipt of a termination notice from Party A. After the termination date, Party B shall be deemed to have vacated the Leased Premises, and Party A shall be entitled to clean the Leased Premises. Property management hand over procedures shall not affect the rights of Party A under this Contract.

9.4	The breaching party shall be liable for any other breaches of such party.
10.	Miscellaneous
10.1	Where a party fails to perform its obligations hereunder due to any force majeure event, including but not limited to wars (regardless declaration or not), earthquake, storms, flood and fire, such party shall notify the other party in writing within fifteen (15) days of the occurrence of such event, and provide written documentation with respect to the details of such force majeure event and the inability of such party to perform its obligations as a result thereof. Upon the occurrence of such a force majeure event, the parties shall negotiate in good faith to decide whether to terminate the Contract, to exempt part of the obligations or delay the performance of the obligations, in each case taking into consideration the severity of the force majeure event.

10.2	The formation of this Contract, its validity, interpretation, execution and settlement of any disputes arising hereunder, shall be governed by, and construed in accordance with, the laws of the People’s Republic of China and the local regulations and rules of Shanghai.

10.3	In the case of any dispute arising in connection with this Contract or any matters related hereto, the parties shall negotiate in good faith to resolve such disputes. If such negotiation fails, the parties shall submit the dispute to a court with the appropriate jurisdiction located in Shanghai.

10.4	The parties may amend or supplement this Contract through amicable negotiations and supplementary clauses. Any supplementary clauses shall become an integral part of this Contract, and shall have the same effect as the terms of this Contract.

10.5	Any amendments to this Contract shall be made in writing and executed by the legal representative or authorized representative of each party. Prior to the effectiveness of any amendment, both parties shall continue to perform its respective obligations in accordance with the existing terms of this Contract.

10.6	This Contract shall become effective when each party has affixed its official seal next to the name of such party below.

10.7	The parties shall sign and affix their seals to two original versions of this Contract, one to be retained by each of the parties.
Party A : Shanghai Jiante Biotechnology Co., Ltd.
Authorized Representative:
Signature :
Date:
Party B : Shanghai Zhengtu Information Technology Co., Ltd,
Authorized Representative:
Signature :
Date: